Exhibit 99.1

SERVICES AGREEMENT

This Services Agreement (this "Agreement") is entered into as of December 10, 2012, between TFG Radiant Investment Group Ltd. ("TFGR"), and Ascent Solar Technologies, Inc., a Delaware corporation ("ASTI").

Recitals

A.    TFGR has key expertise for product design, product development and manufacture of consumer products utilizing internal resources and a supplier network. ASTI has experience in the business of manufacturing CIGS PV modules in various applications ("ASTI Business").

B.    ASTI desires to contract with TFGR to provide product development and sourcing services and TFGR is willing to provide such services.

Agreements

In consideration of the mutual agreements, promises, covenants and conditions contained herein, the parties hereto mutually agree as follows:

1.Services. TFGR will provide such product development and sourcing services to ASTI as ASTI may reasonably request, including but not limited to product design and manufacturing specifications, component sourcing and contract manufacturing sourcing ("Services").

2.Cost. TFGR shall be paid an agreed upon retainer fee for the Services performed hereunder.

3.    Relationship Between Parties. The parties recognize and agree that TFGR and its employees or agents are not employees of ASTI and is furnishing the Services as an independent contractor, and nothing in this Agreement shall be construed to the contrary. The manner and means of providing the Services are under the sole control of TFGR, including the provision of all personnel and facilities necessary for their performance. The Services provided must, however, meet the approval of ASTI and will be subject to ASTI's general right of inspection and supervision to secure satisfactory performance.

4.    Indemnification. TFGR shall indemnify, defend and hold harmless ASTI from all claims, losses and expenses suffered or incurred by ASTI (including but not limited to reasonable attorneys' fees) arising out of the performance by TFGR or its agents, employees or independent contractors of the Services to be performed hereunder, but only to the extent caused by the negligent acts or omissions of TFGR, its agents, employees or independent contractors.

5.    Waiver of Claims. ASTI hereby waives any and all claims, demands, liabilities, actions and causes of action whatsoever (excluding claims for indemnification under Section 4 above), whether at law or in equity, whether in tort or in contract which it may at any time have against TFGR or its successors and assigns, as the case may be, arising out of or resulting from the acts or omissions of TFGR in performing the Services pursuant to this Agreement, except for TFGR's negligence or willful misconduct.

6.    Term and Termination. This Agreement shall have a term of one-year from the date first stated above (expiring December 10, 2013). After expiration of such one-year period, the parties will discuss an extension on mutually agreeable terms. This agreement may be terminated at will with 10 days written notice by either party. Any termination would be effective as of the last day of the calendar quarter during which the termination notice is provided.

7.    Entire Agreement. This Agreement is the entire Agreement between the parties with respect to the matters covered by it and supersedes any prior understanding or agreements, oral or written, with respect thereto.

8.    Counterparts. This Agreement may be executed in counterparts or by facsimile signatures, all of which taken together shall constitute one and the same Agreement.

9.    Modification, Waiver and Severability. This Agreement may not be modified or supplemented except by written instrument signed by both parties. No waiver of any default or breach of any agreement or provision herein shall be deemed a waiver of any other default or breach thereof or of any other agreement or provision herein. If any portion of this Agreement is declared void and/or unenforceable, such portion shall be deemed severed from this Agreement which shall otherwise remain in full force and effect.

10.    Assignment. Notwithstanding anything herein to the contrary, this Agreement and the rights, duties, and obligations hereunder may not be assigned or delegated by either party without the prior written consent of the other party, except that ASTI may make such assignment to a wholly owned subsidiary.

11.    Governing Law. This Agreement and its validity, interpretation, performance, and enforcement shall be governed by the laws of the State of Colorado, without regard to the choice of law provisions thereof.

The parties have executed this Agreement effective as of the date first above written.

TFG Radiant Investment Group Ltd. By Inbo Lee, President	Ascent Solar Technologies, Inc. By Victor Lee, President

APPENDIX A

Fee for Services:

$200,000 is the fee, per calendar quarter, to be paid by ASTI to TFGR at the beginning of each calendar quarter.